SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material under §240.14a-12

BioTime, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

The information concerning Abraham E. Cohen found in the “ELECTION OF DIRECTORS-Directors and Nominees” section of the proxy statement is amended to read as follows:

    Abraham E. Cohen, 74, joined the Board of Directors during July 2009.  Mr. Cohen is an independent international business consultant and is Chairman and President of Kramex Company, a privately owned consulting firm.  From 1982 to 1992, Mr. Cohen served as Senior Vice-President of Merck & Co., and from 1977 to 1988 as President of the Merck Sharp & Dohme International Division.   Mr. Cohen serves as a director of the following other public companies: Chugai Pharmaceutical Co., Ltd., MannKind Corporation, and Teva Pharmaceutical Industries, Ltd.  Mr. Cohen also served as a director of Neurobiological Technologies, Inc. from 1993 to 2009 and as a director of Vasomedical, Inc. from 1994 to 2010.

    We asked Mr. Cohen to join our Board of Directors after his long career in the pharmaceutical industry, where he played a key role in the development of international business for Merck & Co.  While at Merck, Mr. Cohen played a key role in the development of Merck’s international business, initially in Asia, then in Europe and, subsequently, as President of Merck Sharp & Dohme, which manufactures and markets human health products outside the United States.  We have expanded our global focus in recent years and we are actively seeking opportunities in overseas markets and we believe that Mr. Cohen’s guidance, based on his many years of experience in the international pharmaceutical industry will be of great value to our efforts to grow our business.